Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust

Nuveen Investment Trust II

We consent to the use of our report dated October 26, 2017, with respect to the financial statements of Nuveen Large Cap Growth Fund (a series of Nuveen Investment Trust) and Nuveen Growth Fund (a series of Nuveen Investment Trust II), included or incorporated by reference herein, and to the reference to our firm under the heading “Service Providers” in the Joint Proxy Statement/Prospectus filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

March 21, 2018